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                    THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                    1285 AVENUE OF THE AMERICAS, NEW YORK, N.Y. 10019
                    DIRECT DIAL TEL. (212) 554-3971

HERBERT P. SHYER
Executive Vice President and General Counsel

                                                              November 14, 1983
The Equitable Life Assurance Society
of the United States
1285 Avenue of the Americas
New York, New York 10019

Dear Sirs:

          The Equitable Life Assurance Society of the United States ("Equitable") has registered units of interest ("Units") under group deferred variable annuity contracts in Separate Account No. 301 of The Equitable Life Assurance Society of the United States ("Separate Account No. 301") by the filing under the Securities Act of 1933 (the "Act") of registration statement No. 2-74667 on Form N-1 (the "Registration Statement") covering an indefinite amount of contributions to be received under the contracts. The contracts were designed to provide fixed retirement benefits under tax-qualified individual retirement annuity certificates described in the prospectus included in the Registration Statement.

          This opinion is furnished in connection with the filing of Post-Effective Amendment No.6 to the Registration Statement (the "Post-Effective Amendment") for the purpose of describing additional group deferred variable annuity contracts (the "Contracts") under which such Units will be issued. The contracts are designed to provide retirement benefits for employees who are or may be issued certificates (the "Certificates") under (1) tax-sheltered annuity arrangements and (2) cash or deferred arrangements of employers who adopt profit-sharing plans, as described in the prospectus included in the Post-Effective Amendment (the "Prospectus").

          I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

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The Equitable Life Assurance Society
of the United States
November 14, 1983
Page 2

         2. Separate Account No. 301 was duly created pursuant to the provisions of the New York Insurance Law.

         3. The assets of Separate Account No. 301 are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 301 must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable. Although contractual obligations with respect to funds of Separate Account No. 301 constitute corporate obligations of Equitable, the special accounts payable from accumulations in Separate Account No. 301 in accordance with the Contracts will depend upon the investment experience of Separate
Account No. 301.

         4. The Contracts will provide that the portion of the assets of Separate Account No. 301 equal to the reserves and other contract liabilities with respect to Separate Account No. 301 shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account No. 301 in excess of such reserves and contract liabilities to the general account of Equitable.

         5. When executed, the Contracts (including any Units when duly credited thereunder) will have been duly authorized, and each of the Contracts (including any such Units) will constitute a validly issued and binding obligation of Equitable in accordance with its terms. Purchasers of the Certificates described in the Prospectus will be subject only to the deductions, charges and fees set forth in such Prospectus.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus.


                                       Very Truly yours,
                                       /s/ Herbert P. Shyer
                                       --------------------
                                       Herbert P. Shyer
                                       Executive Vice President and
                                           General Counsel